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                                                                 EXHIBIT 10 (a)



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                          [SEWARD & KISSEL LETTERHEAD]



                                  July 28, 1994



Norwest Funds
61 Broadway
New York, New York  10006

Dear Sir or Madam:

     We have acted as counsel for Norwest Funds, a Delaware business trust with transferable shares (the "Trust"), in connection with the organization of the Trust, the registration of the Trust under the Investment Company Act of 1940 and the registration of an indefinite number of shares beneficial interest of its Cash Investment Fund, U.S. Government Fund, Treasury Fund, Ready Cash Investment Fund, Municipal Money Market Fund, Adjustable U.S. Government Reserve Fund, Government Income Fund, Income Fund, Total Return Bond Fund, Tax-Free Income Fund, Arizona Tax-Free Fund, Colorado Tax-Free Fund, Minnesota Tax-Free Fund, Income Stock Fund, ValuGrowth Stock Fund, Contrarian Stock Fund, Small Company Stock Fund, Diversified Equity Fund, Growth Equity Fund, Large Company Growth Fund, Small Company Growth Fund, International Fund, Income Equity Fund, Index Fund, Conservative Balanced Fund, Moderate Balanced Fund, Growth Balanced Fund, Intermediate U.S. Government Fund, Managed Fixed Income Fund, Stable Income Fund and Short Maturity Investment Fund (the "Funds") under the Securities Act of 1933. The shares of each Fund of the Trust may be offered



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in one or more classes in accordance with the terms of an exemptive order received from the Securities and Exchange Commission.

     As counsel for the Trust, we have participated in the preparation of the Registration Statement on Form N-1A (the "Registration Statement") and the prospectuses contained therein (the "Prospectuses") relating to such shares and have examined and relied upon such records of the Trust and such other documents, including certificates as to factual matters, as we have deemed necessary to render the opinions expressed herein.

     Based on such examination, we are of the opinion that:

     1. The Trust has been duly organized and is validly existing as a business trust with transferable shares of the type commonly called a Delaware business trust.

     2. The Trust is authorized to issue an unlimited number of shares. The currently issued and outstanding shares of each class of the Cash Investment Fund, U.S. Government Fund, Treasury Fund, Ready Cash Investment Fund, Municipal Money Market Fund, Adjustable U.S. Government Reserve Fund, Government Income Fund, Income Fund, Total Return Bond Fund, Tax-Free Income Fund, Arizona Tax-Free Fund, Colorado Tax-Free Fund, Minnesota Tax-Free Fund, Income Stock Fund, ValuGrowth Stock Fund, Contrarian Stock Fund and Small Company Stock Fund of the Trust have been validly and legally issued and are fully paid and non-assessable shares of beneficial interest of the Trust (the "Outstanding Shares"). The shares to be offered for sale by the Prospectuses (the "Registered Shares") and the Outstanding Shares have been duly and validly authorized by all requisite action of the Trustees of the Trust and no action of the shareholders of the Trust is or was required in connection therewith.

     3. When the Registered Shares have been duly sold, issued and paid for as contemplated by the Prospectuses, they will be validly and legally issued, fully paid and non-assessable by the Trust.

     Our opinion above stated is expressed as members of the bar of the District of Columbia and the State of New York. This opinion does not extend to the securities or "blue sky" laws of any state.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Counsel and Auditors" in the Statement of Additional Information of the Funds.

                                   Very truly yours,
                                   /s/ Seward & Kissel


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